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Dear Fellow Shareholders:

It has been just over a year since our new management team arrived at Full House Resorts. We wanted to reflect on our progress during the year, and share our thoughts on the prospects we see for our future.

It was a very productive year.

Our net revenues for the year rose 2.6%. Our Adjusted EBITDA* increased 30.5%. Our net loss was $1.3 million versus a loss of $20.8 million in 2014. Perhaps more importantly, we reversed the negative trends that existed at virtually all of our properties and have planned out a strategy for further growth, improved financial strength and enhancement of shareholder value.

Silver Slipper Casino & Hotel

Our flagship property is the Silver Slipper in Bay St. Louis, Mississippi, approximately an hour east of New Orleans. It accounts for a majority of our income. In 2014, its Adjusted Property EBITDA declined by 21.5% from the results of 2013.

I joined the company in December 2014 and was pleased to reconnect with the management team at the Silver Slipper, which is largely a group that had worked together some years ago at the Casino Magic property in Biloxi, Mississippi. Hurricane Katrina destroyed that property, and much of the Gulf Coast, in 2005. Meanwhile, just prior to the hurricane, the management team was recruited by a private developer to build and operate the Silver Slipper, which opened in 2006. Full House acquired it in 2012.

It’s been a pleasure to work with this group again, led by John Ferrucci, one of the best marketers on the Mississippi Gulf Coast. We developed a strategy to improve the operations and the marketing at the property. We reversed the consolidation of the Players’ Club desk with the casino cage, which alleviated long lines and frustrated customers. We reintroduced buffet discounts midweek and added expensive, but popular, Dungeness crab to the buffet. In fact, we served more than 225 tons of crab at our buffet during 2015. We also made a subtle adjustment in the property’s logo, making it look finer and more “French” in keeping with the regional history, rather than the rough, Western look that it had previously. We think the new logo fits much better with the property.

Results improved almost immediately. Net revenues in the first quarter of 2015, for example, rose 11.4% from the prior-year period.

Meanwhile, the property was in the process of constructing a new hotel - the first hotel rooms at the Silver Slipper. Construction of the hotel was months behind schedule. The design of that hotel also had a major flaw - it had no suites. If our hotel didn’t have competitive suites, our best customers might spend their birthdays, anniversaries and other important occasions being hosted overnight at competing properties.

Fortunately, the construction delays meant that the top floor of the hotel had not yet been sectioned into individual guest rooms. We quickly reconfigured that floor, converting 22 “standard” guest rooms into nine high-roller suites on par with the suites of our key competitors. We also brought in additional construction oversight and drove the project to completion. The hotel opened in stages beginning in May 2015, with the final suites opening in September 2015. Adding suites and additional construction oversight increased the overall project costs, but put the project schedule back on track and produced an attractive, competitive product. The total project cost was approximately $20.5 million, versus the earlier forecasts of approximately $19 million.

With the hotel, results really took off. Net revenues grew over the prior-year period by 15.3%, 23.0% and 24.5% in the second, third and fourth quarters. The Silver Slipper ended 2015 with net revenues up 18.4% and Adjusted Property EBITDA up 32.3% over the prior-year period, resulting in the property’s best year since 2011.

The Silver Slipper is in good shape. The hotel is brand new, and the casino and other amenities have also been well-maintained over the past nine years since it opened.

Looking ahead, our near-term capital expenditure plans at the Silver Slipper are relatively modest. The property sits at the head of a beautiful, eight-mile-long beach, the closest beach to the cities of New Orleans and Baton Rouge. We plan to add a nice swimming pool in the coming months; our competitors have pools and we think it will help fill the hotel during the midweek period, particularly during the region’s hot and steamy summer. We don’t need that help on weekends, as the hotel readily fills on Friday and Saturday nights. Even a modest improvement in midweek occupancy should result in a strong return on the cost of a new pool.

Our principal near-term investment at the Silver Slipper will be improvements in the slot product and technology.

Longer term, we have enough land around the Silver Slipper to perhaps build another hotel tower someday and make other capital improvements. The property, for example, has very little meeting space and no showroom. At some point, it might make financial sense to add these amenities. These ideas reflect long-term rather than short-term opportunities. For at least the next year or two, we will focus on maximizing the results from our new hotel tower.

Rising Star Casino Resort

Some of our biggest challenges and our greatest opportunities are at the Rising Star Casino Resort in Rising Sun, Indiana.

Rising Star opened in 1996 and was one of the first casinos in the tri-state area. It is located approximately one hour from Cincinnati, Ohio, and within two hours of Louisville, Kentucky and Indianapolis, Indiana. It was built by the Hyatt organization at a cost of approximately $150 million and was initially a huge financial success. Casino revenues were more than $150 million per year. Over time, however, competing casinos opened in Indiana and Ohio, including some that cut off the traffic to Rising Star from the major metropolitan areas.

Rising Star’s income declined steadily for the last decade as competing casinos opened. Full House acquired the property in 2011, at a time when casinos had been legalized in Ohio, but none had yet opened. Six casinos opened in southern Ohio between 2012 and 2014. Rising Star’s net revenues fell to only $51 million in 2014 and Adjusted Property EBITDA was only $2.2 million. At one point, the casino resort employed some 1,500 individuals; today, it employs just under 600.

Despite that long downward trend, we believe that Rising Star has potential.

All of the casinos legalized under Ohio and Indiana law are now open and have been operating for at least 18 months. The Kentucky legislature has consistently rejected proposals to legalize casinos in that state. A court decision in 2014 allows racetracks in Kentucky to operate “historical racing machines,” which attempt to mimic a slot machine. A racetrack in northern Kentucky has applied for permission to install some of these machines. We think the competitive impact of a limited number of such machines will be relatively minor.

Rising Star has a large footprint. We own or control approximately 314 acres of land around our casino. We have two hotels, with a total of 294 guest rooms. We have surface parking for some 2,000 cars. We have an 18-hole golf course and extensive meeting capabilities, including a large ballroom that can function as a showroom. The casino itself is on a riverboat, a large vessel originally built for use in the New Orleans market. Truthfully, that casino is larger than is needed for today’s revenues and is a bit worn. That’s an opportunity. The boat itself has decent “bones,” with escalators in a central core and an eclectic, Victorian charm. Most of our competition appears to have hired the same design firm and churned out what has become a rather standard contemporary casino look. Rising Star, on the other hand, is quirky, atmospheric, and different.

Rising Sun itself is a pleasant place. It is an old riverboat town, rich in history, with a historic district only a short walk from our casino. The drive to Rising Sun is a scenic one through pastoral hills or along the river. It is far enough to be a getaway, but not so far that it feels like a long drive.

Because of the large footprint, and because it was recently operating at only slightly above breakeven, any increase in revenues at Rising Star has a large percentage impact on income. It also falls in the lower tiers of Indiana’s progressive gaming tax structure, which allows much of any incremental gaming revenues to fall quickly to the bottom line. We can easily accommodate more business with minimal incremental costs if we can simply attract more customers.

So, we tried something a bit different in late 2015. We leased the property to Santa Claus.

Not the real Santa Claus, of course. We trademarked the “Christmas Casino” name. We rented seven live reindeer.1 We hired the folks who do the storefront window displays for Macy’s in Manhattan and removed slot machines from the casino, replacing them with waving teddy bears and flying fairies. We bought new uniforms for our employees, dressing them as elves, Mrs. Claus, and Santa’s helpers. We modified the names and menus of our restaurants, so the buffet became Mrs. Claus’ Kitchen and the steakhouse became The Yuletide Inn. We prepared roast goose, mincemeat pie and figgy pudding for our guests. We played holiday music and had professional carolers strolling through the property. And we had fun.

And it worked. We spent approximately $600,000 on Christmas decorations, uniforms and whatnot, most of which is now carefully stored for next year. Our visitor counts at the property rose 18% over November and December of the previous year. While gaming revenues for the region were down, our gaming revenues over the two-month period rose 14%. And our Adjusted Property EBITDA rose by $1.1 million when compared to the prior-year’s fourth quarter. Yes, the Christmas Casino will be back, bigger and better, in 2016.

More importantly, the Christmas Casino demonstrated that the property has a pulse. It demonstrated that with proper promotion and some creativity, we can induce customers to drive past the other casinos and come to our unique property. That opens up all sorts of possibilities.

For example, we have extensive parking lots from the early heydays, some of which haven’t been used in many years. For about $1 million, we plan to convert one of the parking lots into a state-of-the-art RV park, accommodating about 50 recreational vehicles. RV parks are common at casinos in other regions - we have one at the Silver Slipper, for example - but currently do not exist at any casino in this area. Yet people in Indiana, Kentucky and Ohio enjoy traveling in RVs. Because we already own the land, we can introduce a new amenity to Rising Star for a relatively modest budget - an amenity that will bring more people to our property. We believe that it will pay for itself in two to three years.

We plan to build a restaurant in the casino, where we have more space than we need for our gaming revenues. Today, most of our food service is in the mainland pavilion, so our customers have to leave the casino for a meal. In addition to being inconvenient, that departure for a meal also results in a second admission tax to us, as we pay for each entry (and re-entry) of a customer onto the casino floor. By putting a restaurant on the boat, we improve the customer experience, increase the time that customers might stay at our casino, and modestly decrease the admission tax paid per customer. Ultimately, we think we’ll have more customers, so the overall admission taxes paid might be unchanged. The restaurant concept that we have in mind is unique, but we are not yet ready to disclose it.

We want to create a VIP area in the casino and a better “sense of arrival.” That will make us more competitive in the market, without costing a large amount of money. And we have some little things we want to fix, including our Tivoli lights and the speed of the two elevators on the boat. All told, we might invest $2 million to $3 million in the casino. These improvements will make a major difference in the experience and should generate a rapid payback on the investment.

We intend to “spruce up” the large pavilion that our customers pass through to get to the casino. The pavilion was built to accommodate crowds waiting for the next boarding time, when the boat was required to “cruise.” Today, we don’t have to cruise and it is just a large, cavernous space. For a modest price, we will convert the short walk into a more welcoming and interesting experience.

We also have a plan to improve our geography.

Rising Sun is across the Ohio River from Boone County, Kentucky - home of the major Cincinnati airport and the extensive and growing development around it. However, there is no bridge at Rising Sun. There is a similarly eclectic town in Kentucky called Rabbit Hash that is only 2,100 feet away from Rising Sun, but it is 40 miles and a one-hour drive to transit from Rising Sun to Rabbit Hash.

[1] Why seven? It was a mix-up rooted in literary history. There are actually eight reindeer in the original poem, written in 1823. In 1939, the Montgomery Ward chain added Rudolph in a story written to be handed out to children at the store. We plan to have all eight of the original reindeer with us during the next holiday season, but not Rudolph and his neon nose.

At one time, an easy path between the two towns existed. A ferry boat shuttled between Rising Sun and Rabbit Hash from the mid-1800s until 1945. The farmers in Kentucky used it to bring their crops across the river, where the larger steamboats could tie up. The larger boats would then transport those items to the major cities north and south along the river. Children in Rabbit Hash went to school in Rising Sun and the two communities were closely related in many ways.

In 1945, the Rabbit Hash/Rising Sun ferry hit ice in the river and sank. By then, farmers relied on trucks rather than horse-drawn wagons, and roads and railroads competed with the transportation provided by the river. There was a larger, more powerful ferry just 10 miles north of Rabbit Hash, crossing to Aurora, Indiana. There was also a ferry approximately 10 miles south of Rabbit Hash, at Warsaw, Kentucky. So the Rabbit Hash ferry was not replaced.

Twenty years later, a bridge opened 10 miles further south of Warsaw, putting the Warsaw ferry out of business. Then, in 1977, the big bridge on I-275 at Lawrenceburg, Indiana opened 10 miles north of Aurora, putting the Aurora ferry out of business. The bridges are approximately 15 miles north and south of Rising Sun and both now have competing casinos at their landings in Indiana. Essentially, there is now a nearly 40-mile stretch of the Ohio River without any ferry boats or bridges…and Rising Sun/Rabbit Hash sits midway in that stretch.

There are about 650 ferry boats operating in the U.S. About half carry cars. Most of those are small, carrying between one and 20 cars per trip. Several still operate along the Ohio River, including the privately owned Anderson Ferry near Cincinnati, which has operated continuously since 1817. It charges $5 per car and carries a respectable number of cars.

We are exploring the resurrection of the historic ferry service that existed between Rising Sun and Rabbit Hash. We recently purchased land in Kentucky, directly across from Rising Star. It is believed to be the location of Boone County’s first ferry boat service, which began in 1842. It would involve a small ferry boat, much like the Anderson Ferry. We will need to build a short road on the Kentucky side and extend the road at our golf course on the Indiana side, plus build ramps into the river on both sides. All of this will take several governmental approvals, and we have begun that process. If all goes well, we intend to acquire or lease an appropriate boat and operate the service ourselves. The fares will likely be similar to those of the Anderson Ferry, and we might choose to reimburse the fares for those customers who visit our casino. We think the ferry itself might be profitable, while providing an important service to the communities on both sides of the river and augmenting the number of customers at our casino. We estimate our total investment, including the acquired land, planned roads and ferry boat, will probably be in the neighborhood of $1.0 million to $1.5 million.

Ferry boats aren’t very fast, but the river isn’t very wide. We estimate that it will take less than three minutes to cross the river. It probably takes a bit longer than that to load and unload the boat. The boat could probably make four or five round trips per hour, similar to what we believe is achieved by the Anderson Ferry. Over time, the numbers add up. Clearly, a portion of the ferry users will opt to visit our casino. When we consider the benefits to our casino business, the returns on the investment in the ferry service are probably quite high. If it doesn’t work, we’ll have a boat we can sell. But, we believe the ferry will work.

Finally, I note that we enjoy the strong support of the Rising Sun community. Rising Star is the largest employer and taxpayer in Rising Sun and Ohio County, Indiana.

A few years ago, an entity related to the local governments helped our subsidiary finance The Lodge at Rising Star, which provides 104 of our 294 guest rooms. We lease that hotel from that entity at favorable interest rates. At the end of the lease, we have the option to purchase the hotel for $1. If we don’t exercise that option, our landlord has the option to “put” the hotel to us for $1. We think it is likely that we will own that hotel over the long term and it is best to think of the lease (which is a capitalized lease and is not guaranteed by our parent company) as favorable financing for our subsidiary.

We have a symbiotic relationship with the community. We were able to negotiate a decrease in our real estate taxes over the past year, resulting in a decrease in our taxes of approximately $500,000 per year and a one-time refund for past taxes of $1.4 million. The local government entity from which we lease The Lodge recently agreed to help us fund capital improvements by delaying the repayment of $1 million of principal under that capitalized lease. In return, we agreed to reinvest that $1 million into property improvements.

The bottom line is that we see opportunity at Rising Star. It may never again earn what it did in its heyday, when it was one of the only casinos in the region. However, with careful management and modest capital investment, Rising Star can earn considerably more than it has in recent years.

American Place Proposal

Rising Star has yet another hidden asset. Under Indiana law, we are permitted to operate approximately 1,500 “gambling games,” which is more than twice the gambling games needed to accommodate the current and likely demand at this location. That’s an asset.

Indiana is a unique place, making that asset even more important. The state has a fairly large gaming industry, generating $2 billion in annual gaming revenues, thousands of jobs, and hundreds of millions of dollars in state and local taxes. Such revenues and employment have been declining in recent years, as gaming has expanded in Illinois and Michigan and casinos have been introduced in Ohio.

Indiana has a conservative electorate, led by its conservative governor and a strongly conservative legislature. A large proportion of politicians are opposed to the “expansion” of gaming. Yet, recently, the legislature allowed the introduction of table games in 2020 at the large slot parlors located at the state’s two racetracks. They concluded that it was not an expansion of gaming, provided that the racetracks remove one slot machine for each table game being introduced. We found that intriguing.

The state has an issue. When it legalized casinos, it primarily did so at locations around the periphery of the state, intending to bring revenues and jobs to the state from residents of Illinois, Michigan, Ohio and Kentucky. Now, those states have their own casinos and Indiana’s revenues are declining. That is helping contribute to challenges in the state and local budgets. Any relocation of the existing casino capacity requires approval of the state legislature and either the signature or inaction of the governor, or an override of the governor’s veto.

Because of what has happened in neighboring states, Indiana’s gambling games are, to a large extent, now in unfavorable locations. There are too many gambling games assigned to places like Rising Sun and Gary, while there are significant population centers that have no casinos at all. For example, the state’s largest city - Indianapolis, with some 2 million people in the metropolitan area, around 30% of the state’s population - has no casino. Neither does Fort Wayne, Terre Haute or Lafayette. Each of these cities is a significant population center. The state’s revenues, investment and employment could be significantly improved if a portion of its finite gaming capacity was relocated to places where it might be more effective than slot machines sitting in an actual or a metaphysical warehouse in Rising Sun. We believe such relocation should not be considered an expansion of gaming, as the total number of gambling games permitted in the state would not change. And the relocation of such gaming capacity, if structured properly, would have little to no negative impact on the existing casino communities, such as Rising Sun.

There are scores of communities in Indiana with populations greater than Fallon, Nevada. Fallon supports four small casinos, including our own Stockman’s.

Recognizing this opportunity for both us and for the State of Indiana, we responded to a “request for proposals” by the Indianapolis Airport Authority for development of surplus land owned by the Airport Authority. Our proposal, named American Place, called for development of a large lifestyle complex, involving extensive retail space, condos, offices and other amenities, all anchored by a small casino. Its website is at www.AmericanPlace.us.

The casino would utilize up to half of the permitted gaming capacity of Rising Star and be operated under the same casino license, not unlike the off-track betting parlors that the racetracks operate under their licenses. Hence, the concept of one license being utilized in two locations is well established. American Place involves an investment of perhaps $650 million and would provide an estimated $85 million per year in state and local taxes. We envision developing it with appropriate partners who would provide capital and relevant experience in each of the different businesses in the complex. We would act as the “master developer,” a term that was used in the Airport Authority’s RFP.

In March, the Airport Authority announced preliminary indications that it was favoring a different proposal. The local press questioned the backing and viability of that other proposal. A few weeks ago, the Airport Authority cancelled its RFP process and refunded our small deposit. It also indicated, however, that it intends to continue to seek development of that surplus land. Meanwhile, we intend to continue to explore the potential development of American Place.

This may be a long-term growth opportunity for us. The underutilized gaming capacity is an asset for both us and the State of Indiana. We like the Airport Authority’s site and we think the American Place concept is exciting. However, if that does not prove viable, we intend to explore other locations where we could relocate unused gaming capacity for the betterment of the state and as a possible opportunity for our company.

Grand Lodge Casino

We operate the Grand Lodge Casino at the Hyatt Regency Lake Tahoe under a lease from the Hyatt organization.

The Hyatt Regency is one of the nicest hotels in the Reno/Lake Tahoe area, with a AAA Four Diamond Award. Located on the north shore of Lake Tahoe, approximately 35 minutes off Interstate 80 and about 45 minutes from downtown Reno, it has 422 guest rooms and stretches along 500 feet of the pristine lake’s shoreline. The hotel is surrounded by some of the most valuable vacation homes in the country. The area attracts people from Northern California, particularly the Sacramento, San Francisco, and San Jose metropolitan areas. The property offers a much different and higher-end experience than the tribal casinos that are now in most areas of California or the casinos in nearby Reno.

In recent years, Hyatt has invested significantly in the hotel, renovating its guest rooms and suites and adding a high-end spa and the region’s best swimming pool complex. Hyatt, however, didn’t renovate the casino, as it is leased to Full House. Full House, meanwhile, also didn’t invest much in the casino, as its lease was due to expire in 2018.

We saw an opportunity to reach out for a higher-end casino customer. The “high end” has long been dominated by the Caesars properties at the south end of Lake Tahoe, but Caesars is now operating in bankruptcy. By bringing the Grand Lodge Casino up to the quality of its excellent surrounding hotel, we would offer the best overall product for the gaming customer in northern Nevada.

We approached Hyatt and reached the following agreement: between Full House and Hyatt, we will invest approximately $5 million in the renovation of the casino. Of this, Hyatt is contributing $3.5 million, principally for the renovation of the casino and the bars in the casino. We will provide $1.5 million, principally for gaming equipment and related items. Our lease has been extended for five additional years, to 2023. Our rent, which is currently $1.5 million per year, will increase to $1.75 million for 2017 and then to $2.0 million for each year thereafter. We think the benefits of a renovated casino will more than offset the increase in rent.

We also agreed to lease two suites from Hyatt on every night of the year at a negotiated rate. While our management has always had a good working relationship with the hotel’s management, occasionally we would have an important customer call on short notice and request a room, only to find that the hotel was sold out to non-casino customers. With the new lease arrangement, we may occasionally be renting suites from Hyatt that sit empty, but we also ensure that we have some control of at least those two suites for VIP customers at peak times. The suites allow us to compete with more traditional casino hotels, where it is common to withhold some guest rooms until the last minute in a “casino block” to accommodate last-minute casino VIP customers. Either party can cancel this suite lease arrangement if we find it isn’t working as envisioned.

Having modified the lease, we are now working with Hyatt to hire the designers and architects for the refurbishment. It will take some time for these professionals to do their work and for us to obtain permits and negotiate the construction contracts. We plan to do the actual construction following the 2016/2017 ski season and complete it before the strategically important 2017 summer season. That will require careful planning and coordination. We will also phase the construction in a way that the casino remains open during the construction.

Stockman’s Casino

We own and operate Stockman’s Casino in Fallon, Nevada.

Fallon is a remote town in central Nevada, approximately 60 miles east of Reno. Primarily an agricultural community, it is the county seat of Churchill County, which has a population of approximately 25,000. Tesla is building a large, multi-billion-dollar battery plant midway between Fallon and Reno.

Fallon also has a large Naval Air Station, home to the famed “Top Gun” school. Fallon is a long way from any place where an aircraft carrier could dock, making it a strange place for a naval air station. On the other hand, it is at the north end of a vast, sparsely populated military airspace, encompassing the Nuclear Test Site and even the once-secret Area 51. Navy pilots can fly at supersonic speeds and train different maneuvers that would be difficult to train almost anywhere else. So, periodically, the Navy pilots and their large support staff travel to Fallon for training, often staying several weeks at a time.

Stockman’s, meanwhile, is the largest of four casinos in this small town. It is the only casino to regularly offer table games. Its steakhouse is the town’s leading restaurant and its coffee shop is highly popular. The casino is small, with only 234 slot machines, but that’s appropriate for this small community.

Full House acquired Stockman’s in 2007 for $27 million. At the time, the property included a neighboring Holiday Inn Express hotel. The hotel was sold shortly after the acquisition for approximately $7 million. Excluding the hotel, Stockman’s business levels are down, generating about one-third of the financial results produced several years ago.

There’s no obvious external reason for that decline. There’s been no new competition over that timeframe. The population and economy of the town have been stable. The Navy seems to be investing more in the Naval Air Station, perhaps planning to consolidate other training operations at this unique facility.

Clearly, the quality of the casino had declined. The carpets were worn, the roof leaked and the surrounding landscaping had largely died. The slot product was tired.

The property also experienced significant operating issues. Employee turnover was as high as 80%, which is extreme even in an industry known for high turnover. That is particularly damaging in a small, tight-knit community. Slot machines had been crammed into a labyrinth layout in the small casino. And the slot machines were perceived to be “tight.”

Over the past year, we made a number of changes to this small property. We enlisted our management team from Grand Lodge to bring some of the Hyatt standards of upkeep, good employee relations, and friendly customer service to Fallon. We loosened our slot machines. We removed slot machines and improved sight lines and “feel.” We installed new carpet. We are fixing the roof.

We also developed a strategy to get the property back to the revenue and EBITDA levels that it earned only a few years ago.

We call it “The Big Flip.”

The exterior of the decades-old property has little “curb appeal.” Stockman’s is the odd casino where the inside is actually considerably nicer than the outside.

The layout within the building itself has the casino on the west side and the restaurants on the east of the casino, with the kitchens and back of the house running the length of the east side of the building. The principal customer parking is east of the building, so there is no entrance from the main parking lot into the casino. Given the configuration, we can’t create such an entrance, as it would lead into our kitchens. Our customers are forced to walk around the corner of our building, to the south side, where there is a nondescript entrance into the casino.

Conversely, there are two existing entrances on the west side of our casino, but they don’t lead anywhere. We own a defunct strip shopping center that blocks the use of those entrances - an ugly cinder block structure that houses our executive offices. That building blocks much of the visibility of our casino for traffic approaching from the west. It sits next to a dirt lot that we also own.

So, here’s the plan. We’re going to blow up the executive offices. We’d rather have our management team located in the casino itself rather than in a separate building next door. Of course, we’ll move our team into temporary office space (essentially, a construction trailer) before we bulldoze the building.

Then, we’ll build a nice parking lot on that dirt lot, providing more spaces and more convenient casino access than our existing lot. We can do that without any disruption to the parking and the entrances now being used. We’ll enhance the two existing entrances on the west side, with some architectural details and energy-saving foyers. We’ll plant trees and bushes around our nondescript building, allowing the entrances to “pop” and creating far better curb appeal. Then, once we have “flipped” our customers from parking on the east side of our building to the new west-side lot (where the casino is), we’ll add modest and efficient offices onto the east side of the building, connecting into the back of the house. We also plan to add a small, inexpensive warehouse, so we can stop leasing storage containers for the maintenance department and bring the kitchen’s walk-in coolers into the building. We hope to accomplish this for around $1 million to $2 million, and we think it will dramatically improve our competitiveness in this small market. We believe that this facility is capable of earning three times what it is earning today. Our modest investment should help us get there.

Bronco Billy’s

In September 2015, we agreed to acquire the Bronco Billy’s Casino and Hotel in Cripple Creek, Colorado.

Colorado legalized casino gaming in 1991, limiting it to three small “ghost” towns in the mountains. All were originally mining towns. Two of those towns adjoin each other, about an hour west of Denver. The third is Cripple Creek, approximately an hour west of Colorado Springs, which is the second-largest metropolitan area in Colorado. The Colorado Springs area has a population of approximately 700,000 people, growing at approximately 3.5% in recent years. There have been efforts in past years to legalize casinos elsewhere in Colorado, but none have come anywhere close to passing. Colorado Springs is also in the center of Colorado, so casinos in neighboring states such as Oklahoma and Kansas are much further away from our key customer base than Cripple Creek.

Gaming in Cripple Creek originally involved a large number of tiny casinos, most of them in narrow, historical buildings built in the 1890s. Over the past 20 years, the better operators have absorbed the adjoining properties. Today, the market is dominated by five casinos, with three of those being the most dominant and adjoining each other along one block of the town’s main street. We believe that Bronco Billy’s is one of the two leading operators in town, accounting for approximately 21% of the town’s gaming revenues.

This is an important acquisition for Full House Resorts. First, it is a stable property in a stable market and we are acquiring it at a favorable price. We agreed to pay $30 million, subject to working capital adjustments, and its Adjusted Property EBITDA for the trailing 12 months, according to financial statements provided by the seller, was approximately $5.1 million when we signed the purchase agreement. Its income has been increasing of late, thanks to its absorption last May of an adjoining casino property. Bronco Billy’s has been one of the consistent market leaders in the Cripple Creek gaming market.

Bronco Billy’s provides important diversification for our company. It will be our second-largest earnings contributor and make us substantially less reliant on the Silver Slipper for our earnings and debt service. The Silver Slipper is a great and stable property, but we can borrow on much better terms and provide a more stable investment for shareholders with better diversification.

Third, it comes with a very capable and well-established management team. We welcome them to our family and look forward to learning from each other.

Fourth, Bronco Billy’s is in good shape. It occupies historic buildings built over a hundred years ago, which have the usual issues of old brick buildings. Yet, the management team has done a good job of restoring those buildings, creating a pleasing casino environment and maintaining an up-to-date slot product.

Finally, we think there are moderate-term growth opportunities at the property. Most notably, the entire Cripple Creek market has only about 450 hotel rooms and Bronco Billy’s offers only 24 of them. Given that our primary customer base is an hour’s drive away and comprises 700,000 people, we think that we could build a modest-sized hotel, fill it, and perhaps attract new customers to the market. Bronco Billy’s controls land where such a hotel could be built and the return on that hotel could be very high, much like the benefits we are enjoying today from the new hotel at the Silver Slipper. This hotel is perhaps a couple of years away - we would have to design it first, there are complicated design criteria in this historical district, and we want to buttress our financial strength before undertaking another major construction project. It is something that might drive our growth in a three- to five-year time frame.

Acquisitions are complicated in the casino industry. In most other businesses, the buyer negotiates the deal with the seller and then closes on the acquisition. The financing and the need for that capital to close on the acquisition occur simultaneously. In the casino industry, the buyer usually has to obtain new casino licenses in that jurisdiction. The investigation process of the buying company and its executives and directors typically takes months, even if it is already licensed in other jurisdictions. Often, other jurisdictions may also have to approve the acquisition or the buyer’s financing. So in the casino business, the buyer and seller reach an agreement, but the transaction does not close until several months later. The commitment to make the acquisition does not run concurrent with the financing for the deal, which isn’t needed until the buyer is licensed and can close on the transaction.

Many years ago, this mismatch could be resolved with a commitment by investment banks to fund the acquisition at some future date. When Caesars was acquired by the investment firms of TPG and Apollo in 2008, there were several billions of dollars of such commitments. While the investment firms were being licensed by the dozens of jurisdictions where Caesars operates, Bear Stearns went through a tumultuous acquisition, Lehman Brothers folded, and the high-yield market collapsed. The banks that provided those financing commitments lost hundreds of millions of dollars. Even today, several years later, few banks are willing to provide such commitments, particularly for a small company like ours.

The resolution is typically a good-faith deposit made by the buyer that is forfeited if the deal does not close, resulting in a sharing of risk between the buyer and seller. If the financial markets deteriorate, the buyer will end up financing the transaction with capital that is more expensive than was originally envisioned. If the markets deteriorate so much that financing is not available, then the buyer loses the deposit, and the seller is left holding the property and must attempt to resell it in a more difficult financial market.

When we agreed to acquire Bronco Billy’s, the high-yield bond market was relatively healthy, and we planned to fund the acquisition and refinance all of our existing debt in the “term loan B” market. Essentially, that involves a floating-rate, five-year bond that is purchased by funds in a subset of the high-yield market. We thought the cost of that debt would be less than our existing cost of debt.

As we went through the Colorado licensing process, the high-yield market deteriorated. Concerns about energy company bonds (given the sharp decline in oil prices) and the slowdown in the Chinese economy led to the steepest global decline in high-yield bond prices since the collapse of Lehman Brothers. By the time we were licensed in Colorado in February, it was clear that the terms of that planned $100 million bond would be very onerous, if it could even be placed at all.

Fortunately, we’ve maintained a good relationship with our existing lenders, most of whom have tentatively agreed to step up and finance both the acquisition and the refinancing of our existing debt, which is near its scheduled maturity. We’ve also made some new friends, with at least one new bank planning to join our credit facility. We now plan to continue to have a two-tranche debt structure, with traditional banks holding senior paper and a fund providing second-lien financing on much more expensive terms than the first tier. We expect the interest rates on our first- and second-lien tranches to be similar to what they are today, but we will have more second-lien debt, as we are essentially using that tranche to finance the Bronco Billy’s acquisition.

So, in effect, we plan to close on the acquisition within a few weeks and the financing of the deal is more expensive than we first envisioned, given what has happened in the broader financial markets in the interim. Nevertheless, it is important to close on the Bronco Billy’s acquisition. The diversification and growth potential are important to us and we also don’t want to lose our $2.5 million deposit. Perhaps more importantly, it also provides a path to cheaper financing in the future.

We are not particularly highly leveraged. With the acquisition completed, our total indebtedness will be approximately $100 million and our total leverage ratio (pro forma for the Bronco Billy’s acquisition) will be approximately five times. Many casino companies have much greater leverage, but most of them are also larger and more diverse than we are. For companies our size, banks seem to be driven today by the seemingly-always-changing bank regulations to favor a total leverage ratio of four times rather than five times, which is where we are. At a ratio of four times, it seems that banks chase clients, whereas at five times, it seems that sometimes we are chasing them. That small variation is why we are forced into such expensive second-tier debt.

We mentioned several small capital expenditure projects above, like a swimming pool at the Silver Slipper, a ferry boat at Rising Star and a parking lot at Stockman’s. We believe these can be funded without additional debt and we think that they will help meaningfully grow our annual EBITDA, perhaps over the next couple years. Once our total leverage ratio approaches four times, we hope to refinance all of our debt on terms that, on average, are much more favorable to us than the terms of our current and prospective debt. The terms of our current and prospective financing are expensive, but we hope that such debt will not be outstanding for very long.

As I write this, our lawyers are working out the details of our financing documents and the lenders are completing their due diligence. We also need approval of the financing from the various gaming commissions. We’re reasonably confident that we will complete this financing, receive all the approvals, and close the acquisition within a few weeks. However, there is still no certainty that this will be the case.

Other Noteworthy Items in 2015

We revamped our employee health insurance, improving benefits for most of our employees while reducing our annual costs by approximately $700,000 per year.

We obtained a $3.7 million federal tax refund related to calendar year 2014, whose tax losses we were able to carry back to recover tax payments made in 2012 pursuant to the sale of a management contract we once had to operate a tribal casino. We had significant additional potential tax losses to carry back, but unfortunately, we were not able to trigger them prior to the expiration of the carry-back period, which occurred only a few weeks after the 2014 management change.

The Buffalo Thunder tribal casino north of Santa Fe, New Mexico opened in 2008. In 2011, as a condition of the renegotiation of some of its financing, the tribe agreed to hire a third-party management company to oversee the casino for a period of time. It selected Full House Resorts, agreeing to pay at least $0.3 million per quarter until September 2014, most of which was income to Full House. That tribal contract was not renewed at its maturity. This is only significant relative to the 2015 results as it affected the year-over-year comparisons during the first three quarters of the year. Fortunately, improvements in our other operations more than offset the loss of the tribal management income.

In 2005, our company funded efforts by a different Native American tribe to put land into trust and develop a casino, also in New Mexico. In 2011, the advances were deemed uncollectible and, accordingly, we wrote off the note receivable that we had from the tribe. That note, however, continued to have legal recourse. During 2015, we negotiated the repayment of $500,000 to us by the tribe, receiving $250,000 in the second half of 2015 and the remainder in the first quarter of 2016.

We’re proud of the turnaround that we achieved in 2015. Perhaps most importantly, we’ve put together a team of new people and Full House veterans who are working well together. We’re having fun. We now look forward to a bright future for all of us at Full House Resorts. Ours is a small company, but with careful stewardship and some creativity, we intend to make it into a big success.

We thank our shareholders for your support. We will continue to work hard and effectively on your behalf.

/s/ Daniel R. Lee
Daniel R. Lee
President and Chief Executive Officer

* Note: This letter supplants the glossy annual reports that are still prepared by some companies; such a report would not be economical for our small company. For a full description of our financial results, please see our 10-K report that was filed with the Securities and Exchange Commission and that is available on our website, at www.fullhouseresorts.com.

This letter contains statements that are "forward-looking statements" within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are neither historical facts nor assurances of future performance. Some forward-looking statements in this letter include, but are not limited to, the statements regarding Full House’s proposed capital improvements and investments at its properties, receipt of remaining regulatory approvals, completion of its debt refinancing, closing of its acquisition of Bronco Billy's Hotel and Casino, and our operating trends and expected results of operations. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of the control of Full House.  Information concerning potential risk factors that could affect Full House’s financial condition and results of operations is included in the reports Full House files with the Securities and Exchange Commission, including, but not limited to, its Form 10-K for the most recently ended fiscal year and the Company’s other periodic reports filed with the Securities and Exchange Commission. The Company is under no obligation to (and expressly disclaims any such obligation to) update or revise its forward-looking statements as a result of new information, future events or otherwise. Actual results may differ materially from those indicated in the forward-looking statements.

This letter also contains supplemental financial information and should only be viewed in conjunction with our audited financial results reported using U.S. generally accepted accounting principles (GAAP) and as filed with the Securities and Exchange Commission. A reconciliation between non-GAAP measures such as Adjusted EBITDA and Adjusted Property EBITDA and GAAP measures can also be found in the Company’s Form 10-K, including for the most recently ended fiscal year. For a reconciliation of non-GAAP measures for Bronco Billy’s, please see our 8-K filed on September 28, 2015.

FULL HOUSE RESORTS, INC.
4670 South Fort Apache Road, Suite 190
Las Vegas, Nevada 89147

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be held on the 10th day of May, 2016

Dear Stockholder:

You are invited to attend our Annual Meeting of Stockholders, which will be held at 10:00 a.m., local time, on the 10th day of May, 2016, at the Silver Slipper Casino, 5000 South Beach Boulevard, Bay St. Louis, Mississippi, 39520, for the following purposes:

1.	election of eight members to our board of directors to serve until our next annual meeting of stockholders or until their successors are duly elected and qualified;

2.	ratification of the appointment of Piercy Bowler Taylor & Kern, Certified Public Accountants (“Piercy Bowler Taylor & Kern”), as our independent registered public accounting firm for 2016;

3.	an advisory vote to approve named executive officer compensation; and

4.	transaction of such other business as may properly come before the annual meeting, including any adjournments or postponements thereof.

Our board of directors has fixed the close of business on March 24, 2016 as the record date for determining those stockholders entitled to notice of, and to vote at, the annual meeting and any adjournments or postponements thereof.

Whether or not you expect to be present, please sign, date and return the enclosed proxy card in the enclosed pre-addressed envelope as promptly as possible. No postage is required if mailed in the United States.

By Order of the Board of Directors

/s/ Bradley M. Tirpak
Bradley M. Tirpak
Chairman

Las Vegas, Nevada
April 5, 2016

YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. EVEN IF YOU EXECUTE A PROXY CARD, YOU MAY NEVERTHELESS ATTEND THE MEETING, REVOKE YOUR PROXY AND VOTE YOUR SHARES IN PERSON. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE, AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

TABLE OF CONTENTS

PROXY STATEMENT	1

ABOUT THE MEETING	1

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	3

PROPOSAL ONE:
ELECTION OF DIRECTORS	5

EXECUTIVE COMPENSATION	12

SUMMARY COMPENSATION TABLE	12

PROPOSAL TWO:
RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	16

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM MATTERS	16

PROPOSAL THREE:
ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION	17

GENERAL INFORMATION	18

2016 ANNUAL MEETING OF STOCKHOLDERS
OF
FULL HOUSE RESORTS, INC.

PROXY STATEMENT

This proxy statement contains information relating to the 2016 Annual Meeting of Stockholders of Full House Resorts, Inc. (referred to herein as “we”, “us”, “our” and the “Company”), to be held at 10:00 a.m., local time, on the 10th day of May, 2016, at the Silver Slipper Casino, 5000 South Beach Boulevard, Bay St. Louis, Mississippi, 39520, and to any adjournments or postponements. This proxy statement and the enclosed form of proxy are first being mailed to stockholders on or about April 5, 2016.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR
THE STOCKHOLDER MEETING TO BE HELD ON MAY 10, 2016

This proxy statement, form of proxy and our annual report on Form 10-K are also available on our website at www.fullhouseresorts.com.

ABOUT THE MEETING

What is the purpose of the Annual Meeting?

At the annual meeting, stockholders will act upon the matters outlined in the accompanying notice of meeting, including:

•	the election of eight directors,

•	the ratification of Piercy Bowler Taylor & Kern as our independent registered public accounting firm, and

•	an advisory vote to approve named executive officer compensation.

The stockholders also will transact any other business that properly comes before the meeting.

Who is entitled to vote?

Only stockholders of record at the close of business on the record date, March 24, 2016, are entitled to receive notice of the annual meeting and to vote the shares of our common stock that they held on that date at the meeting, or any postponement or adjournment of the meeting. Each outstanding share of common stock entitles its holder to cast one vote on each matter to be voted upon.

Who can attend the meeting?

All stockholders as of the record date, or their duly appointed proxies, may attend.  Please note that if you hold shares in “street name,” that is, through a broker or other nominee, you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the record date. You will also need a photo ID to gain admission.

What constitutes a quorum?

The presence at the meeting, in person or by proxy, of the holders of 40% of the total number of shares of our common stock and preferred stock outstanding on the record date will constitute a quorum, permitting the meeting to conduct its business. As of the record date, 18,969,396 shares of our common stock were outstanding and held by approximately 97 stockholders of record. As of the record date, no shares of our preferred stock were outstanding. Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting for purposes of determining a quorum.

If less than 40% of outstanding shares entitled to vote are represented at the meeting, a majority of the shares present at the meeting may adjourn the meeting to another date, time or place, and notice need not be given of the new date, time or place if the new date, time or place is announced at the meeting before an adjournment is taken.

How do I vote?

If you complete and properly sign the accompanying proxy card and return it to us, it will be voted as you direct. If you are a registered stockholder and you attend the meeting, you may deliver your completed proxy card in person. “Street name” stockholders who wish to vote at the meeting will need to obtain a proxy from the institution that holds their shares.

Prior to the annual meeting, we will select one or more inspectors of election. These inspectors will determine the number of shares of common stock represented at the meeting, determine the existence of a quorum, determine the validity of proxies, count the ballots and votes, and determine and report the results to us.

May I change my vote after I return my proxy card?

Yes. Even after you have submitted your proxy, you may change your vote at any time before the proxy is exercised by filing with our Secretary either a notice of revocation or a duly executed proxy bearing a later date. The powers of the proxy holders will be suspended if you attend the meeting in person and so request, although attendance at the meeting will not by itself revoke a previously granted proxy.

What are the board’s recommendations?

The enclosed proxy is solicited on behalf of the Board of Directors of the Company (the “Board”). Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of our Board. The recommendation of the Board is set forth with the description of each item in this proxy statement. In summary, the Board recommends a vote:

•	FOR the election of the nominated slate of directors (see pages 5 through 11).

•	FOR the ratification of Piercy Bowler Taylor & Kern as our independent auditors (see page 16).

•	FOR the proposal regarding an advisory vote to approve named executive officer compensation (see page 17).

The Board does not know of any other matters that may be brought before the meeting nor does it foresee or have reason to believe that the proxy holders will have to vote for substitute or alternate board nominees. In the event that any other matter should properly come before the meeting or any nominee is not available for election, the proxy holders will vote as recommended by the Board, or if no recommendation is given, in accordance with their best judgment.

What vote is required to approve each item?

Election of Directors. A plurality of the votes cast at the meeting is required for the election of directors. A properly executed proxy marked “WITHHOLD AUTHORITY” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum. Stockholders do not have the right to accumulate their votes for directors.

Ratification of Piercy Bowler Taylor & Kern. An affirmative vote of a majority of the votes cast at the meeting is required for the ratification of our independent registered public accounting firm.

Advisory vote to approve named executive officer compensation.  An affirmative vote of a majority of the votes cast at the meeting is required for the approval of this advisory proposal.

Other Items. For any other item that may properly come before the meeting, the affirmative vote of a majority of the votes cast at the meeting, either in person or by proxy, will be required for approval, unless otherwise required by law.

For the purpose of determining whether the stockholders have approved matters other than the election of directors under Delaware law, abstentions are treated as shares present or represented and voting, so abstaining has the same effect as a negative vote.  Abstentions are counted for purposes of determining whether there is a quorum. If your shares are held by a broker on your behalf (that is, in “street name”), and you do not instruct the broker as to how to vote these shares on Proposal 1 or Proposal 3, the broker may not exercise discretion to vote for or against those proposals. This would be a “broker non-vote” and these shares will not be counted as having been voted on the applicable proposal. With respect to Proposal 2, the broker may exercise its discretion to vote for or against that proposal in the absence of your instruction. Please instruct your bank or broker so your vote can be counted.

Who pays for the preparation of the proxy statement?

We will pay the cost of preparing, assembling and mailing the proxy statement, notice of meeting and enclosed proxy card. In addition to the use of mail, our employees or authorized agents may solicit proxies personally and by telephone. Our employees will receive no compensation for soliciting proxies other than their regular salaries. We may request banks, brokers and other custodians, nominees and fiduciaries to forward copies of the proxy material to their principals and to request authority for the execution of proxies and we may reimburse those persons for their expenses incurred in connection with these activities. We will compensate only independent third party agents that are not affiliated with us to solicit proxies. At this time, we do not anticipate that we will be retaining a third party solicitation firm, but should we determine in the future that it is in our best interests to do so, we will retain a solicitation firm and pay for all costs and expenses associated with retaining this solicitation firm.

You should review the information provided in this proxy statement in conjunction with our 2015 Annual Report to Stockholders, which accompanies this proxy statement. Our principal executive offices are located at 4670 South Fort Apache Road, Suite 190, Las Vegas, Nevada 89147 and our telephone number is (702) 221-7800. A list of stockholders entitled to vote at the annual meeting will be available at our offices for a period of ten days prior to the meeting and at the meeting itself for examination by any stockholder.

Do I have dissenter’s or appraisal rights?

You have no dissenter’s or appraisal rights in connection with any of the proposals described herein.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of the record date concerning the beneficial ownership of our common stock by:

•	each person known by us to be the beneficial owner of more than 5% of our outstanding common stock,

•	each of our directors and named executive officers, and

•	all of our directors and executive officers as a group.

Unless otherwise listed above, the address for each of our officers and directors is c/o Full House Resorts, Inc., 4670 South Fort Apache Road, Suite 190, Las Vegas, Nevada 89147.

Name and Address of Beneficial Owner	Number of Shares Owned (1)	Percentage of Class Outstanding (1)
Common Stock:
Kenneth R. Adams	40,145	*
Carl G. Braunlich	33,245	*
W.H. Baird Garrett	34,895	*
Ellis Landau	48,745	*
Daniel R. Lee (2)	587,307	3.04%
Kathleen Marshall	31,245	*
Craig W. Thomas	600,000	3.16%
Bradley M. Tirpak	536,727	2.83%
Lewis A. Fanger (3)	107,500	*
Elaine L. Guidroz (4)	32,166	*
All Officers and Directors as a Group (10 Persons)	2,051,975	10.56%

RMB Capital Holdings, LLC (5)	1,887,619	9.95%
Franklin Resources, Inc. (6)	1,600,000	8.43%

*	Less than 1% of the outstanding shares of common stock.

(1)
Shares are considered beneficially owned, for purposes of this table only, if held by the person indicated as beneficial owner, or if such person, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise, has or shares the power to vote, to direct the voting of and/or dispose of or to direct the disposition of, such security, or if the person has a right to acquire beneficial ownership within 60 days, unless otherwise indicated in these footnotes. Any securities outstanding that are subject to options or warrants exercisable within 60 days are deemed to be outstanding for the purpose of computing the percentage of outstanding securities of the class owned by such person, but are not deemed to be outstanding for the purpose of computing the percentage of the class owned by any other person.

(2)
Shares include (a) 233,369 shares owned by Mr. Lee as of March 24, 2016, and (b) 353,938 of 943,834 options granted pursuant to the Nonqualified Inducement Stock Option Grant Notice dated November 28, 2014 (the “Lee Option Agreement”). Pursuant to the Lee Option Agreement, 235,959 of the options subject to the Lee Option Agreement vested on November 28, 2015, and 1/48 of the total shares subject to the Lee Option Agreement vest on the 28th of each month thereafter. See Exhibit 10.5 to the Company’s Current Report on Form 8-K filed with the SEC on December 1, 2014 for a copy of the Lee Option Agreement.

(3)
Shares include (a) 7,500 shares owned by Mr. Fanger as of March 24, 2016, and (b) 100,000 of 300,000 options granted pursuant to the Nonqualified Inducement Stock Option Grant Notice dated January 30, 2015 (the “Fanger Option Agreement”). Pursuant to the Fanger Option Agreement, 75,000 of the options subject to the Fanger Option Agreement vested on January 30, 2016, and 1/48 of the total shares subject to the Fanger Option Agreement vest on the 30th of each month thereafter. See Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the SEC on February 4, 2015 for a copy of the Fanger Option Agreement.

(4)
Shares include (a) 15,500 shares owned by Ms. Guidroz as of March 24, 2016, and (b) 16,666 of 50,000 options granted to Ms. Guidroz on May 5, 2015 (the “Guidroz Grant”). Pursuant to the Guidroz grant, shares vest in three equal annual installments beginning on May 5, 2016.

(5)
Based on information disclosed in Schedule 13G/A, as filed with the SEC on February 1, 2016 pursuant to a joint filing agreement by and among RMB Capital Holdings, LLC, RMB Capital Management, LLC and Iron Road Capital Partners, LLC. RMB Capital Holdings, LLC, RMB Capital Management, LLC, and Iron Road Capital Partners, LLC reported shared voting and dispositive power over 1,887,619 shares. The principal business address of RMB Capital Holdings, LLC, RMB Capital Management, LLC and Iron Road Capital Partners, LLC is 115 S. LaSalle Street, 34th Floor, Chicago, IL 60603.

(6)
Based on information disclosed in Schedule 13G, as filed with the SEC on February 9, 2015. Franklin Resources, Inc. (“FRI”), its subsidiary Franklin Advisory Services, LLC, and Charles B. Johnson and Rupert H. Johnson, Jr. (holders of more than 10% of the common stock of FRI), reported holdings of our common stock beneficially owned by one or more open or closed-end investment companies or other managed accounts that are investment management clients of subsidiaries of FRI.  FRI reported that Franklin Advisory Services, LLC has sole voting and dispositive power for all such shares.  The principal business address of FRI, Charles B. Johnson and Rupert H. Johnson, Jr. is One Franklin Parkway, San Mateo, CA 94403-1906.  The principal business address for Franklin Advisory Services, LLC is One Parker Plaza, Ninth Floor, Fort Lee, NJ 07024-2938.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers and persons who own more than ten percent of our outstanding common stock, to file with the Securities and Exchange Commission (“SEC”) initial reports of ownership and reports of changes in ownership of common stock. These persons are required by SEC regulation to furnish us with copies of all such reports they file.

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, we believe that all Section 16(a) reports were timely filed by our officers, directors and greater than ten percent beneficial owners.

PROPOSAL ONE:
ELECTION OF DIRECTORS

Our bylaws provide that the number of directors constituting our Board shall be fixed from time to time by the Board. Our Board currently consists of eight directors. The nominees to be voted on by stockholders at this meeting are Kenneth R. Adams, Carl G. Braunlich, W.H. Baird Garrett, Ellis Landau, Daniel R. Lee, Kathleen Marshall, Craig W. Thomas and Bradley M. Tirpak.  Directors are elected by a plurality of the votes cast, assuming a quorum is present.

OUR BOARD RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES.

All nominees have consented to be named and have indicated their intent to serve if elected. We have no reason to believe that any of these nominees are unavailable for election. However, if any of the nominees become unavailable for any reason, the persons named as proxies may vote for the election of such person or persons for such office as our Board may recommend in the place of such nominee or nominees. It is intended that proxies, unless marked to the contrary, will be voted in favor of the election of Kenneth R. Adams, Carl G. Braunlich, W.H. Baird Garrett, Ellis Landau, Daniel R. Lee, Kathleen Marshall, Craig W. Thomas and Bradley M. Tirpak.

The names, ages and positions of all our nominees for director and our executive officers are listed below, followed by a brief account of their business experience during at least the past five years.

Name	Age	Position
Kenneth R. Adams	73	Director
Carl G. Braunlich	63	Vice Chairman
W.H. Baird Garrett	54	Director
Ellis Landau	72	Director
Daniel R. Lee	59	Director, President and Chief Executive Officer
Kathleen Marshall	60	Director
Craig W. Thomas	41	Director
Bradley M. Tirpak	45	Chairman
Lewis A. Fanger	38	Senior Vice President, Chief Financial Officer and Treasurer
Elaine L. Guidroz	38	Vice President, Secretary and General Counsel

On November 28, 2014, we entered into a Settlement Agreement, which was later amended, with Daniel R. Lee, Bradley M. Tirpak and Craig W. Thomas (jointly and severally, the “Shareholder Group”), to resolve attempts by the Shareholder Group to call a special meeting of our stockholders for the purpose of, among other things, nominating certain individuals to our Board and amending our by-laws. Pursuant to the Settlement Agreement, each member of the Shareholder Group has agreed to certain customary standstill restrictions until the end of the Company’s 2016 meeting of the stockholders (or an earlier date upon the occurrence of certain events).

A copy of the Settlement Agreement is filed with our SEC Form 8-K filed December 1, 2014, as Exhibit 10.1.  A copy of the Amended Settlement Agreement is filed with our SEC Form 8-K filed January 29, 2015 as Exhibit 10.1.  Each document can be viewed on the website of the Securities and Exchange Commission: http://www.sec.gov.

........................................................................................................................

Kenneth R. Adams joined our Board in January 2007. Mr. Adams is a principal in the gaming consulting firm, Ken Adams Ltd., which he founded in 1990. He is also an editor of the Adams’ Report monthly newsletter, the Adams’ Daily Report electronic newsletter and the Adams Analysis, each of which focus on the gaming industry. Since 2012, Mr. Adams has been a partner in the Colorado Grande in Cripple Creek, Colorado, a limited stakes casino with a restaurant and bar. Since August 1997, Mr. Adams has been a partner in Johnny Nolon’s Casino in Cripple Creek, Colorado, a limited stakes casino with a restaurant and bar. From 2001 until 2008, he served on the board of directors of Vision Gaming & Technology, Inc., a privately held gaming machine company, and he formerly served on the board of directors of the Downtown Improvement Agency in Reno, Nevada. The Board

believes Mr. Adams is qualified to serve as a Director due to his specific experience as a casino operator, his knowledge of the casino industry and his continuing analysis and review of the industry.

Dr. Carl G. Braunlich has been one of our directors since May 2005. Since August 2006, he has been an Associate Professor at University of Nevada, Las Vegas. Dr. Braunlich holds a Doctor of Business Administration in International Business from United States International University, San Diego, CA. Prior to joining the faculty of University of Nevada, Las Vegas, Dr. Braunlich was a Professor of Hotel Management at Purdue University since 1990. Previously he was on the faculty at United States International University. Dr. Braunlich has held executive positions at the Golden Nugget Hotel and Casino in Atlantic City, New Jersey and at Paradise Island Hotel and Casino, Nassau, Bahamas. He has been a consultant to Wynn Las Vegas, Harrah’s Entertainment, Inc., Showboat Hotel and Casino, Bellagio Resort and Casino, International Game Technology, Inc., Atlantic Lottery Corporation, Nova Scotia Gaming Corporation and the Nevada Council on Problem Gambling. Dr. Braunlich was on the board of directors of the National Council on Problem Gambling, and he has served on several Problem Gambling Committees, including those of the Nevada Resort Association and the American Gaming Association. The Board believes that Dr. Braunlich is qualified to serve as a Director due to his knowledge of and experience in the casino industry and his position as an educator and consultant to the casino industry.

W.H. Baird Garrett joined our Board in November 2014.  Since July 2015, Mr. Garrett has served as Senior Vice President of Legal at Elasticsearch, Inc., a leading software company in the enterprise search and data analytics space. From October 2008 through September 2015, Mr. Garrett served as an attorney at VLP Law Group, including as the Chair of its Technology Transactions practice group. Mr. Garrett has extensive experience in corporate law, having represented clients as diverse as The Walt Disney Company and the venture capital firm of Kleiner, Perkins, Caufield and Byers. He specializes in the negotiation of complex commercial transactions, particularly those involving new technology and intellectual property, such as the purchase and licensing of gaming devices and on-line gaming software. Mr. Garrett also previously practiced law at the law firm of Wilson, Sonsini, Goodrich and Rosati in Palo Alto, CA and Seattle, WA. Prior to entering private practice, he clerked for the Delaware Court of Chancery. Mr. Garrett earned a B.A. degree from Pennsylvania State University, an M.A. degree from the University of Chicago and a J.D. degree from the University Of Virginia School Of Law. The Board believes that Mr. Garrett is qualified to serve as a Director due to his expertise in complex legal transactions involving technology and gaming devices.

Ellis Landau joined our Board in November 2014.  Mr. Landau is a private investor who serves on various for-profit and non-profit boards. In 2006, Mr. Landau retired as Executive Vice President and Chief Financial Officer of Boyd Gaming Corporation, a position he held since he joined the company in 1990. Mr. Landau previously worked for Ramada Inc., later known as Aztar Corporation, where he served as Vice President and Treasurer, as well as U-Haul International and the Securities and Exchange Commission. Mr. Landau is President, Treasurer and Director of ALST Casino Holdco, LLC, the holding company of Aliante Gaming, LLC, which owns and operates Aliante Casino + Hotel in North Las Vegas, Nevada. From 2007 to 2011, Mr. Landau was a member of the board of directors of Pinnacle Entertainment, Inc., a leading gaming company, where he served as chair of the Audit Committee and as a member of its Nominating and Governance Committee and its compliance committee. Mr. Landau served as a director of Spectrum Group International from 2012 until March 2014. Mr. Landau has served as a director of A-Mark Precious Metals (formerly a part of Spectrum Group International), since March 2014 and is Chairman of the Audit Committee and a member of the Compensation Committee. Mr. Landau currently holds a gaming license in the State of Nevada and he has previously been licensed in Indiana and Mississippi, which are collectively three of the jurisdictions where the Company operates. Mr. Landau earned his B.A. in economics from Brandeis University and his M.B.A. in finance from Columbia University Business School. The Board believes that Mr. Landau is qualified to serve as a Director due to knowledge of and experience in the casino and hospitality industries and his experience as a director for gaming companies, as well as his service on various committees of those boards.

Daniel R. Lee joined our Board, and he was appointed as our President and Chief Executive Officer in November 2014.  Mr. Lee was the Managing Partner of Creative Casinos from September 2010 through December 2014.  He was previously Chairman and Chief Executive Officer of Pinnacle Entertainment from 2002 to 2009. In the 1990s, he was Chief Financial Officer, Treasurer and Sr. Vice President of Finance and Development at Mirage Resorts, reporting to Mirage CEO Steve Wynn.  During the 1980s, Mr. Lee was a securities analyst for Drexel Burnham Lambert and CS First Boston, specializing in the lodging and gaming industries. He serves as an independent director of Associated Capital, and of ICTC Corporation, where Mr. Lee also serves as a member of ICTC's compensation committee. Mr. Lee previously served as an independent director of LICT Corporation. While working as a securities analyst, he was a Chartered Financial Analyst. Mr. Lee earned his M.B.A. in finance and a B.S. degree in Hotel Administration, both from Cornell University. The Board believes that Mr. Lee is qualified to serve as a Director due to his experience and knowledge in the gaming, lodging and securities industries.

Kathleen Marshall joined our Board in January 2007. Ms. Marshall has also been appointed the Chairperson of our Audit Committee. Ms. Marshall is a Certified Public Accountant who, since January 2016, has provided consulting services to various businesses. From October 2008 through January 2016, Ms. Marshall served as Director of Business Development of Global Connect, LLC a web-based voice messaging company. Prior to that, from July 2003 through August 2008, Ms. Marshall served as Vice President of Finance for Atlantic City Coin & Slot Service Co. Inc., which designs, manufactures and distributes gaming equipment. Between January and June 2003, Ms. Marshall worked as a consultant. From April 1999 to December 2002, she served as Vice President of Finance for the Atlantic City Convention and Visitors Authority, a government agency responsible for enhancing the economy of the region with coordination of the operations of the Atlantic City Convention Center. Prior to that, Ms. Marshall held various finance positions with several Atlantic City Casinos, including Vice President of Finance at Atlantic City Showboat, Inc. and various internal audit and financial positions at Caesars Atlantic City, Inc. In addition, Ms. Marshall has worked as a public accountant in the audit division of Price Waterhouse. The Board believes that Ms. Marshall is qualified to serve as a Director due to her knowledge of and experience in the casino industry and her background as a financial officer for casino and casino related companies.

Craig W. Thomas joined our Board in November 2014.  Mr. Thomas is a professional investor with fifteen years of investing experience who has been a portfolio manager at CR Intrinsic Investors and S.A.C. Capital Advisors and an analyst at Goff Moore Strategic Partners and Rainwater, Inc.  He is currently the co-founder of Shareholder Advocates for Value Enhancement and the managing member of various investment partnerships.  Prior to becoming a professional investor, Mr. Thomas was a consultant at The Boston Consulting Group.  Mr. Thomas is a former director of Laureate Education, Inc. and Direct Insite Corporation.  Mr. Thomas earned an A.B. from Stanford University and an M.B.A. from the Graduate School of Business at Stanford University. The Board believes that Mr. Thomas is qualified to serve as a Director due to his knowledge and experience in portfolio management, investment analysis and stockholder advocacy.

Bradley Tirpak joined our Board in November 2014, and is the current Chairman. Mr. Tirpak is a professional investor with over twenty years of investing experience who has been a portfolio manager at Credit Suisse First Boston, Caxton Associates and Sigma Capital Management. He is a co-founder of Shareholder Advocates for Value Enhancement and is also currently the Managing Member of various investment partnerships. Between 1993 and 1996, he was the founder and CEO of Access Telecom, Inc. an international telecommunications company doing business in Mexico. Mr. Tirpak is a director at Applied Minerals, Inc. and a former director of USA Technologies, Inc. Mr. Tirpak earned a B.S.M.E. from Tufts University and an M.B.A. from Georgetown University. The Board believes that Mr. Tirpak is qualified to serve as a Director due to his knowledge and experience in portfolio management, investment analysis and stockholder advocacy.

Lewis A. Fanger was appointed as our Senior Vice President, Chief Financial Officer and Treasurer on January 30, 2015, subject to normal and customary state licensing requirements.  Prior to joining the Company, Mr. Fanger served from June 2013 through February 2015 as a Vice President of Wynn Resorts, Limited, a leading owner and operator of resort casinos and a member of the S&P 500 and NASDAQ-100 indexes. At Wynn, Mr. Fanger oversaw the investor relations functions for both its NASDAQ- and Hong Kong Stock Exchange-listed stocks and assisted with the company’s development efforts, including in Asia. From August 2011 to June 2013, Mr. Fanger was Senior Vice President and Chief Financial Officer of Creative Casinos, LLC, the original developer of the recently opened Golden Nugget resort casino in Lake Charles, Louisiana. Mr. Fanger also served from July 2003 to August 2011 at Pinnacle Entertainment, Inc. in various capacities, including as Vice President of Finance, where he oversaw the treasury and investor relations functions of the company. Prior to that, Mr. Fanger worked as an equity research associate in the gaming group at Bear, Stearns & Co. in New York. Mr. Fanger earned a bachelor’s degree in industrial engineering and a master’s degree in business administration, both from Stanford University.

Elaine L. Guidroz was appointed as our Secretary in December 2012. She has served as our General Counsel since January 2013. Prior to serving as General Counsel, Ms. Guidroz has served as Associate General Counsel since February 2012. Ms. Guidroz began her gaming career in 2004 where she served as In-House Counsel to Grand Victoria Casino & Resort, owned and managed by Hyatt Gaming Management, Inc. From 2006 through 2011, Ms. Guidroz served as General Counsel and Compliance Officer to Grand Victoria Casino & Resort. Prior to joining Grand Victoria, Ms. Guidroz was in private practice in Indianapolis, Indiana, where she focused primarily on insurance defense matters. Ms. Guidroz received her Doctor of Jurisprudence (J.D.), magna cum laude, from Indiana University McKinney School of Law. Ms. Guidroz also holds a Masters of Business Administration from Xavier University Williams College of Business, and a Bachelor of Arts from the University of North Carolina-Chapel Hill. Ms. Guidroz is admitted to practice law in the states of Indiana and Kentucky.

Term of Each Directorship

The term of office of each director ends at the next annual meeting of stockholders or when his or her successor is elected and qualified.  Our officers serve at the discretion of the Board.

Independence of Directors

Under the corporate governance standards of the NASDAQ Stock Market LLC (“NASDAQ”), at least a majority of our Board and all of the members of our audit committee, compensation committee, and the nominating and corporate governance committee must meet the test of independence as defined by the listing requirements of NASDAQ. Our Board, in the exercise of its reasonable business judgment, has determined that Mr. Adams, Dr. Braunlich, Ms. Marshall, Mr. Garrett, Mr. Landau, Mr. Thomas and Mr. Tirpak qualify as independent directors pursuant to NASDAQ and SEC rules and regulations. In making the determination of independence, our Board considered the recommendations of our nominating and corporate governance committee, which also considered whether such directors would be deemed to be “independent” under NASDAQ Rule 5605(a)(2).

Involvement in Certain Legal Proceedings

To the best of our knowledge, during the past ten years, none of the following occurred with respect to our current directors or executive officers: (1) any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time; (2) any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses); (3) being subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his or her involvement in any type of business, securities or banking activities; and (4) being found by a court of competent jurisdiction (in a civil action), the SEC or the Commodities Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended or vacated.

Director Compensation

Each non-employee director’s compensation in 2015 consisted of two components:  (1) cash compensation of $12,000 per year, paid quarterly in arrears, and (2) an annual grant of fully vested common stock valued at $20,000 on the date of grant.  The table below summarizes the compensation paid by us to our current non-employee directors for services rendered for 2015.  Directors who are employed by us do not receive additional compensation for serving as directors.

Director Compensation - 2015
Name	Fees Earned or Paid in Cash	Stock Awards (1)	Total
Kenneth R. Adams	$12,000	$20,000	$32,000
Carl G. Braunlich	12,000	20,000	32,000
W.H. Baird Garrett	12,000	20,000	32,000
Ellis Landau	12,000	20,000	32,000
Kathleen Marshall	12,000	20,000	32,000
Craig W. Thomas	12,000	20,000	32,000
Bradley M. Tirpak	12,000	20,000	32,000

(1)
The amounts shown in this column represent the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2015 in accordance with FASB ASC Topic 718 related to restricted stock awards granted in 2015 pursuant to our 2015 Equity Incentive Plan. For a discussion of the assumptions used in the calculation of these amounts, please see Note 13 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2015.

Meetings and Committees of the Board of Directors

Meetings. During 2015, the Board held seven regular meetings and no special meetings.  Each of our directors attended at least 75% of the aggregate number of meetings of the Board that were held during the period such person served on the Board, and at least 75% of the number of committee meetings held during the period that such person served on such committee. We have no specific requirements regarding attendance at the annual meeting of stockholders by our directors. In 2015, all of our directors attended the annual meeting in person.

We have four standing committees: the audit committee, the compensation committee, the nominating and corporate governance committee, and the compliance committee.

Audit Committee

Our audit committee is comprised of three members, Ms. Marshall, Mr. Thomas and Mr. Tirpak. Ms. Marshall serves as chair and financial expert on the audit committee.  Our Board has determined that Ms. Marshall is an audit committee financial expert as defined by the rules and regulations of the SEC. Our Board, in its reasonable judgment, has determined that each member of the audit committee is independent as defined under the applicable NASDAQ listing standards and federal law. Our audit committee held four meetings in 2015.

The audit committee’s functions include overseeing and monitoring: (i) the activities of our financial reporting process; (ii) our systems of internal controls over financial reporting; (iii) the integrity of our financial statements; and (iv) the independent auditors’ qualifications, independence and performance. The audit committee also assists our Board in ensuring compliance with legal and regulatory requirements in our financial reporting process. In 2015, our Board revised the written charter for the audit committee setting out the functions that it is to perform. The text of the charter is available on our website at www.fullhouseresorts.com.

Please refer to the audit committee report, which is set forth below, for a further description of our audit committee’s responsibilities and its recommendations with respect to our audited consolidated financial statements for the year ended December 31, 2015.

Compensation Committee

The compensation committee is comprised of three members, Dr. Braunlich, Mr. Tirpak and Mr. Thomas.  Dr. Braunlich acts as chair of the compensation committee. Our Board, in its reasonable judgment, has determined that each member of the compensation committee is independent as defined under the applicable NASDAQ listing standards.  Our compensation committee held three meetings in 2015.

The compensation committee’s functions include reviewing and making recommendations to the Board regarding all forms of compensation to be provided to our executive officers and directors. Our Board has adopted a written charter for the compensation committee setting out the functions that it is to perform. The text of the charter is available on our website at www.fullhouseresorts.com.

Management provides recommendations to the committee on the amount and type of executive compensation as well as individual performance objectives for bonuses and incentive compensation, and the committee reviews these recommendations along with the performance of the Company as a whole and information previously provided by an executive employment consultant to formulate the committee’s recommendations to the Board. The compensation committee determines the fulfillment of the individual performance objectives, which are based on specific growth goals consistent with the annual business plan, and recommends individual bonus and incentive compensation amounts to the Board.

The compensation committee reviews a number of factors when evaluating compensation of executives, including any potential base salary increases.  Such factors include, but are not limited to, a periodic review of our peer group within the gaming industry for equivalent positions of companies of similar size and status, external market conditions, and individual factors.  Such individual factors include the executive’s experience, tenure, education, job performance, financial contributions and impact to us, complexity of the executive’s responsibilities and any unique skills or qualities the executive possesses.

Nominating and Corporate Governance Committee

The nominating and corporate governance committee is comprised of three members, Mr. Thomas, Mr. Tirpak and Mr. Garrett. Mr. Thomas acts as chair of the nominating and corporate governance committee. In 2015, the committee changed its name from the “nominating committee” to the “nominating and corporate governance committee.” The nominating and corporate governance Committee met twice in 2015.

In 2015, our Board revised the written charter for the nominating and corporate governance committee, which sets out the functions that the nominating and corporate governance committee is to perform.  The text of the charter is available on our website at www.fullhouseresorts.com.

The nominating and corporate governance committee’s functions include assisting our Board with respect to nominating new directors. To fulfill its responsibilities and duties, the nominating and corporate governance committee, among other things:

•
Determines, and periodically reviews, specific, minimum qualifications and characteristics that the committee believes must be met by a nominee approved by the committee for a position on the Board, and (i) whether there are any specific qualities or skills that the committee believes are necessary for one or more directors to possess, including such factors as business experience, skills, and knowledge with respect to gaming, finance, marketing, and financial reporting, (ii) the overall diversity of the Board, and (iii) any other areas that may be expected to contribute to an effective Board;

•	Pursuant to the qualifications set forth by the committee from time to time, identifies, evaluates, proposes, and approves nominees for election or appointment to the Board;

•	Evaluates, proposes, and approves any nominations of director candidates validly made by stockholders in accordance with such policy and applicable laws, rules, and regulations;

•	If a vacancy on the Board or any Board committee occurs, identify, evaluate, propose and approve a candidate to fill such vacancy pursuant to the terms of the Company's Bylaws;

•	Develops and recommends to the Board, and reviews at least annually, a set of corporate governance guidelines applicable to the Company, and recommends changes to the Board as appropriate;

•
Oversees the Company’s corporate governance practices and procedures, including identifying best practices and recommending for approval any changes to documents, policies and procedures within the Company’s corporate governance framework, including the Company’s Articles of Incorporation and Bylaws; and

•
Reviews and discusses with management the Company’s corporate governance practices, including information regarding the operations of the nominating and corporate governance committee and other Board committees, director independence, and the processes related to director nominations.

The nominating and corporate governance committee considers all qualified director candidates regardless of age, race, gender, national origin or religion.

The nominating and corporate governance committee will consider stockholder recommendations for director candidates and will do so in the same manner that it considers all director candidates. Other than as provided by applicable law, there are no specific, minimum qualifications that must be met by a director nominee recommended by a stockholder except that a director must be of full age. A stockholder wishing to recommend a prospective director nominee for consideration should send notice to Full House Resorts, Inc., Attention: Nominating and Corporate Governance Committee c/o Secretary, 4670 South Fort Apache Road, Suite 190, Las Vegas, Nevada 89147. To be included in our proxy for our next annual meeting, the notice of recommendation must be made in writing and received by our Secretary by December 6, 2016.  Although the nominating and corporate governance committee’s charter permits the committee to engage a search firm to identify director candidates, we did not pay any third parties a fee to assist in the process of identifying or evaluating director candidates in 2015.

Compliance Committee

The compliance committee is comprised of five members: Mr. Adams, Dr. Braunlich, Ms. Marshall, Mr. Garrett and Mr. Lee.  Mr. Adams acts as chair of the regulatory compliance committee.  The regulatory compliance committee’s functions include reviewing and making recommendations to the Board regarding compliance with gaming laws and regulations. The regulatory compliance committee held five meetings in 2015.

The compliance committee meets quarterly to review the items determined by the Nevada, Indiana and Mississippi Gaming Control Boards to be of sufficient material interest to warrant review by a committee of the Board. During 2015, the committee met quarterly and reviewed reports from our Compliance Officer.

Board of Directors Leadership Structure

In December 2014, the Board appointed Mr. Bradley Tirpak to serve as our Chairman of the Board. In 2009, we named Dr. Carl Braunlich as Vice Chairman of the Board, and reaffirmed his position as Vice Chairman of the Board in December 2014. Mr. Tirpak and Mr. Braunlich are independent directors.  During 2015, the independent directors met one time in conjunction with our regular Board meetings.  All of our Board committees are compromised only of independent directors except for our compliance committee, which includes Mr. Lee, our President and Chief Executive Officer. Each committee is chaired by an independent director.

Our audit committee is responsible for reviewing and assessing financial risk to the Company.  The audit committee is comprised of three independent directors and meets at least quarterly. In addition, we maintain a compliance committee, comprised of four independent directors and one management director, which is responsible for the oversight and review of all matters of gaming regulatory importance.  We believe that these two committees provide us with proper risk oversight.

Our Board leadership structure is commonly utilized by other public companies in the United States of comparable size and scope. We believe that this leadership structure has been effective for us. We believe that an independent Chairman and Vice Chairman and only independent directors serving on our Board committees (other than the compliance committee) provide an effective and balanced management structure.  With experienced and participating independent directors, we believe we have the proper leadership structure.

Code of Conduct and Ethics

Our Board has adopted a code of conduct and ethics applicable to each of our directors, officers and employees. In addition, our Board has adopted a separate code of ethics applicable to the Chief Executive Officer and senior financial officers. The full text of the code of conduct and ethics and the separate code of ethics are available on our website at www.fullhouseresorts.com.

Compensation Committee Interlocks and Insider Participation

No executive of the Company is also a member of a compensation committee for a company whose executive officers are on the Board of the Company.

Communications with the Board of Directors

Our Board believes it important that interested parties have the opportunity to communicate their concerns directly to our Board. Stockholders may contact or communicate with an individual director or our Board as a group, including the non-employee directors as a group, by addressing a letter to Full House Resorts, Inc., Attention: Board of Directors c/o Company Secretary, 4670 South Fort Apache Road, Suite 190, Las Vegas, Nevada 89147. Each communication should specify the applicable addressee or addressees to be contacted.  The Secretary will forward communications intended for the Board to the Chairman, or, if intended for an individual director, to that director.

EXECUTIVE COMPENSATION

Summary Executive Compensation Table

The following table summarizes the “total compensation” of: (i) our Chief Executive Officer, and (ii) our two most highly compensated executive officers that served in such capacities at the end of 2015.

Summary Compensation Table
Name and Principal Positions	Year	Salary	Stock Awards (1)	Option Awards (2)	Non-Equity Incentive Plan Compensation (3)	All Other Compensation (4)	Total
Daniel R. Lee President and Chief Executive Officer (5)	2015	$350,000	$—	$—	$—	$18,467	$368,467
	2014	30,513	—	477,375	—	—	507,888
Lewis A. Fanger Senior Vice President, Chief Financial Officer and Treasurer (6)	2015	230,588	—	166,301	—	—	396,889
	2014	—	—	—	—	—	—
Elaine Guidroz Vice President of Human Resources, Secretary and General Counsel (7)	2015	182,949	—	31,957	—	—	214,906
	2014	150,000	—	—	—	—	150,000

(1)
The amounts shown in this column represent the aggregate grant date fair value of restricted stock calculated pursuant to the guidance set forth under FASB ASC Topic 718. For a discussion of valuation assumptions used in calculation of these amounts, see Note 13 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2015.

(2)
The amounts shown in this column represent the aggregate grant date fair value of options computed in accordance with the FASB ASC Topic 718. For a discussion of valuation assumptions used in calculation of these amounts, see Note 13 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2015.

(3)
The amount shown in this column for each named executive officer is the attributable performance-based bonus granted under pre-established performance targets. These amounts correspond to the year in which they were earned.

(4)
For Mr. Lee in 2015, includes $9,676 for life and disability insurance paid by the Company on the employee's behalf, $7,916 for health care and related costs, and $875 in 401(k) matching contributions.

(5)	Mr. Lee was appointed as our President and Chief Executive Officer on November 28, 2014.

(6)	Mr. Fanger was appointed as our Senior Vice President, Chief Financial Officer and Treasurer on January 30, 2015. His annual salary is $250,500 per year.

(7)	Ms. Guidroz's annual salary was increased to $200,000 per year beginning in May 2015. Prior to that increase, her salary was $150,000 per year.

The compensation committee reviews a number of factors when evaluating compensation of executives, including any potential base salary increases.  Such factors include, but are not limited to, a periodic review of our peer group within the gaming industry for equivalent positions of companies of similar size and status, external market conditions, and individual factors.  Such individual factors include the executive’s experience, tenure, education, job performance, financial contributions and impact to us, complexity of the executive’s responsibilities and any unique skills or qualities the executive possesses.

Pursuant to the compensation committee's charter, as part of its review and evaluation of incentive compensation plans, including the 2015 Equity Incentive Plan, the compensation committee from time to time may consider (a) whether such plans encourage excessive risk-taking, (b) the relationship between risk management policies and practices and compensation, and (c) compensation policies that could mitigate such risk.

During 2015, the Company's new management team completed the opening of a hotel at the Silver Slipper Casino, improved net revenues by 2.6%, grew Adjusted EBITDA* by 30.5%, improved the Company's net loss from $20.8 million to a net loss of $1.3 million, and increased the Company's stock price by 19.3%. Despite such performance, management did not seek a bonus or non-equity incentive plan compensation for the 2015 fiscal year. For 2016, the Company's board of directors set an Adjusted EBITDA performance target of $14,225,000 for the Company's current assets, plus a financial contribution similar to 2015 levels from the pending acquisition of Bronco Billy's Hotel & Casino. This performance target for 2016 reflects new competition in the Company's Lake Tahoe and Gulf Coast markets, and a $1.4 million one-time property tax settlement that elevated results at Rising Star in 2015.

* For a definition of Adjusted EBITDA and a reconciliation of Adjusted EBITDA to operating income and net income, please see our 10-K for the year ended December 31, 2015.

The compensation committee determined the executive compensation paid to (i) our President and Chief Executive Officer, Mr. Lee, (ii) our Senior Vice President, Chief Financial Officer and Treasurer, Mr. Fanger, and (iii) our Vice President, Secretary and General Counsel, Ms. Guidroz.

Employment Agreement of Daniel R. Lee

On November 28, 2014, we entered into an Employment Agreement with Mr. Lee (the “Lee Employment Agreement”) pursuant to which Mr. Lee serves as our President and Chief Executive Officer. The Lee Employment Agreement is effective as of November 28, 2014, and expires on November 30, 2018, unless earlier terminated.

The Lee Employment Agreement provides for an annual base salary of $350,000 and an opportunity to earn an annual discretionary cash performance bonus, based on the achievement of individual and company-based performance criteria established by our Board or compensation committee. In addition, pursuant to the Lee Employment Agreement Mr. Lee is entitled to (i) participate in customary health, welfare and fringe benefit plans at our sole expense, and (ii) company-paid life insurance and long-term disability policies each covering $525,000. In connection with entering into the Lee Employment Agreement, Mr. Lee was granted, outside of the 2006 Incentive Compensation Plan, a nonqualified stock option covering 943,834 shares of our common stock, with a per share exercise price equal to the closing price per share on the grant date. The stock option is intended to be an “employee inducement award” and will vest with respect to 25% of the shares subject to the stock option on November 28, 2015 and will continue to vest with respect to an additional 1/48th of the shares subject to the stock option on each monthly anniversary thereafter, subject to Mr. Lee’s continued service through the applicable vesting date.  The stock option will vest in full on a change in control of the Company. Upon Mr. Lee’s termination of employment due to death or disability, he will be entitled to accelerated vesting of all outstanding stock options held by Mr. Lee on the termination date with respect to such number of shares underlying each stock option that would have vested over the one-year period immediately following the termination date had the stock option continued to vest in accordance with its term.

If Mr. Lee’s employment is terminated by us without “cause” or by Mr. Lee for “good reason” (each, as defined in the Lee Employment Agreement), then, in addition to accrued amounts, Mr. Lee will be entitled to receive the following payments and benefits:

•
Cash severance in aggregate amount equal to the greater of (i) the salary Mr. Lee would have earned had he remained employed from the termination date through the fourth anniversary of the effective date of the Lee Employment Agreement and (ii) 12 months’ salary, payable in installments through the fourth anniversary of the Lee Employment Agreement effective date or, if the termination occurs within six months following a change in control, in a lump sum;

•	Company-paid healthcare continuation coverage for Mr. Lee and his dependents for the original term of the agreement, unless covered by comparable insurance by a subsequent employer; and

•	Full accelerated vesting of all outstanding stock options held by Mr. Lee on the termination dates.

Mr. Lee’s right to receive the severance payments and benefits (either in connection with a change in control or outside the change in control context) described above is subject to the delivery of an effective mutual general release of claims.  The Lee Employment Agreement also contains confidentiality, non-solicitation and non-competition provisions.

Employment Agreement of Mr. Lewis A. Fanger

On January 30, 2015, the Company entered into an Employment Agreement with Mr. Fanger (the “Fanger Employment Agreement”) pursuant to which Mr. Fanger serves as the Company’s Senior Vice President, Chief Financial Officer and Treasurer. The Fanger Employment Agreement is effective as of January 30, 2015 and expires on January 30, 2019, unless earlier terminated.

The Fanger Employment Agreement provides for an annual base salary of $250,500 and an opportunity to earn an annual discretionary cash performance bonus, based on the achievement of individual and Company-based performance criteria established by the Company’s board of directors, compensation committee and/or Chief Executive Officer, as applicable. In addition, pursuant to the Fanger Employment Agreement, Mr. Fanger is entitled to (i) participate in customary health, welfare and employee benefit plans on the same basis as they are available to other senior executives, and (ii) Company-paid life insurance and long-term disability policies each covering $250,000.

In connection with entering into the Fanger Employment Agreement, Mr. Fanger was granted a nonqualified stock option covering 300,000 shares of Company common stock with a per share exercise price equal to the closing price per share on the grant date. The stock option is intended to be an “employee inducement award” and will vest with respect to 25% of the shares subject to the stock option on January 30, 2016 and will continue to vest with respect to an additional 1/48th of the shares subject to the stock option on each monthly anniversary thereafter, subject to Mr. Fanger’s continued service through the applicable vesting date. The stock option will vest in full on a change in control of the Company.

Upon Mr. Fanger’s termination of employment due to death or disability, he will be entitled to accelerated vesting of all outstanding stock options held by Mr. Fanger on the termination date with respect to such number of shares underlying each stock option that would have vested over the one-year period immediately following the termination date had the stock option continued to vest in accordance with its terms.

If Mr. Fanger’s employment is terminated by the Company without “cause” or by Mr. Fanger for “good reason” (each, as defined in the Fanger Employment Agreement), then, in addition to accrued amounts, Mr. Fanger will be entitled to receive the following payments and benefits:

•
Cash severance in aggregate amount equal to (i) a pro-rata bonus equal to the average of the cash portion of any bonuses earned in the immediately preceding two years; and (ii) 12 months’ salary, payable in installments for one year after the termination date or, if the termination occurs within six months following a change in control, in a lump sum;

•	Company-paid healthcare continuation coverage for Mr. Fanger and his dependents for one year after the termination date, unless covered by comparable insurance by a subsequent employer; and

•	Full accelerated vesting of all outstanding Company stock options held by Mr. Fanger on the termination dates.

Mr. Fanger’s right to receive the severance payments and benefits (either in connection with a change in control or outside the change in control context) described above is subject to the delivery of an effective mutual general release of claims.  The Fanger Employment Agreement also contains confidentiality, non-solicitation and non-competition provisions.

Employment Agreement of Ms. Elaine Guidroz

On July 21, 2015, the Company entered into an Employment Agreement with Ms. Guidroz (the “Guidroz Employment Agreement”), pursuant to which Ms. Guidroz will serve as the Company’s Vice President of Human Resources, Secretary, General Counsel and Compliance Officer. The Guidroz Employment Agreement is effective as of July 21, 2015, and expires on July 21, 2018, unless earlier terminated.

The Guidroz Employment Agreement provides for an annual base salary of $200,000, and an opportunity to earn an annual cash bonus in an amount determined at the discretion of the Board of Directors or the compensation committee in consultation with the Chief Executive Officer. In addition, pursuant to the Guidroz Employment Agreement, Ms. Guidroz is also entitled (i) participate in customary health, welfare and employee benefit plans on the same basis as they are available to other senior executives, and (ii) Company-paid life insurance and long-term disability policies each covering $200,000.

If Ms. Guidroz’ employment is terminated by the Company without “cause” or by Ms. Guidroz for “good reason” (each, as defined in the Guidroz Employment Agreement), then, in addition to accrued amounts, Ms. Guidroz will be entitled to receive the following payments and benefits:

•
Cash severance in aggregate amount equal to (i) a pro-rata bonus equal to the average of the cash portion of any bonuses earned in the immediately preceding two years; and (ii) 12 months’ base salary, payable in installments for one year after the termination date or, if the termination occurs within six months following a change in control, in a lump sum;

•	Company-paid healthcare continuation coverage for Ms. Guidroz and her dependents for one year after the termination date, unless covered by another group health plan or group disability plan; and

•
Ms. Guidroz’ right to receive the severance payments and benefits (either in connection with a change in control or outside the change in control context) described above is subject to the delivery of an effective mutual general release of claims. The Guidroz Employment Agreement also contains confidentiality, non-solicitation and non-competition provisions.

2015 Equity Incentive Plan

On May 5, 2015, our stockholders approved our 2015 Equity Incentive Plan (the “2015 Plan”), which replaced our 2006 Incentive Plan. The 2015 Plan is administered by our compensation committee. In consideration of their services, officers, directors, employees and consultants of us or a related entity are eligible to receive a variety of awards under the plan, including, incentive stock options, nonqualified stock options, stock appreciation rights, restricted stock, restricted stock units, dividend equivalents, and performance-based compensation.

On May 5, 2015, after our stockholders approved the 2015 Plan, we granted each non-employee director 13,245 shares restricted stock in connection with their service as directors. All of the restricted stock granted on May 5, 2015 is fully vested.

On May 5, 2015, we also granted a total of 320,000 options to various employees of the Company at an exercise price of $1.51, the closing price per share of the Company's stock on the grant date. Such amount includes a grant of 50,000 options to Ms. Guidroz, the Company's Vice President of Human Resources, Secretary and General Counsel. All of the stock options granted on May 5, 2015 have a three year vesting period and vest ratably each year.

As of the record date, we have issued 92,715 shares of restricted stock and 320,000 options under the 2015 plan. There are 987,285 shares of common stock available for future issuance under the 2015 Plan.

Equity Compensation Plan Information

The following table sets forth certain information as of December 31, 2015, about our equity compensation plans under which our equity securities are authorized for issuance.

	(a)	(b)	(c)
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plan (excluding securities reflected in column (a))
Equity compensation plans approved by security holders (1)	320,000	$1.51	987,285
Equity compensation plans not approved by security holders (2)	1,243,834	1.28	None
Total	1,563,834	$1.33	987,285

(1)	These shares were available for future issuance under our 2015 Plan. As of the record date, there are 987,285 shares of common stock available for future issuance under the 2015 Plan.

(2)
Pursuant to the Lee Employment Agreement and the Fanger Employment Agreement, respectively, (i) Mr. Lee was granted a nonqualified stock option to purchase 943,834 shares of our common stock, and (ii) Mr. Fanger was granted a nonqualified stock option to purchase 300,000 shares of our common stock. In each case, the stock option was issued issued as a standalone “employee inducement award” outside of the 2006 Equity Incentive Plan and the 2015 Plan. Each stock option has vested with respect to 25% of the shares subject to the stock option on November 28, 2015 (in the case of Mr. Lee’s stock option) and on January 30, 2016 (in the case of Mr. Fanger’s stock option). Each stock option will continue to vest with respect to an additional 1/48th of the shares subject to the applicable stock option on each monthly anniversary of these dates, subject to Mr. Lee and Mr. Fanger’s continued service through the respective vesting dates.

Certain Relationships and Related Transactions

None.

PROPOSAL TWO:
RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Piercy Bowler Taylor & Kern was retained as our independent registered public accounting firm for the year ended December 31, 2015.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF PIERCY BOWLER TAYLOR & KERN AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2016.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM MATTERS

Independent Auditors

Piercy Bowler Taylor & Kern audited our annual consolidated financial statements for the years ended December 31, 2015 and 2014. Representatives of Piercy Bowler Taylor & Kern are expected to attend the annual meeting. Representatives will have an opportunity to make a statement if they desire to do so, and they plan to be available to respond to appropriate questions.

During 2015 and 2014, we retained Piercy Bowler Taylor & Kern to provide services in the following categories and amounts:

Audit Fees

Fees in connection with the audit of our financial statements and the reviews of the financial statements included in each of our Quarterly Reports on Form 10-Q were approximately $211,000 and $243,000 for 2015 and 2014, respectively.

Audit Related Fees

Audit related fees were approximately $32,000 for 2015 and $33,000 for 2014.  Fees in 2015 and 2014 relate primarily to Indiana and Nevada Gaming Commission regulatory reporting, respectively. Audit related fees comprised 14% of all Piercy Bowler Taylor & Kern fees approved by the audit committee.

Tax Fees

We did not engage Piercy Bowler Taylor & Kern for any tax related professional services for the  years ended December 31, 2015 or 2014.

All Other Fees

Other services fees were approximately $15,000 and $8,000 for 2015 and 2014, respectively.

Pre-Approval Policies and Procedures

The audit committee’s policy is to review and pre-approve any engagement of our independent auditor to provide any audit or permissible non-audit service to us. All of the services provided by our independent auditors were approved by our audit committee and the audit committee believes that the provision of these services is consistent with maintaining the accountants’ independence.

Audit Committee Report

The following report of the audit committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any of our filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate such report by reference.

The audit committee oversees Full House Resorts, Inc.’s financial reporting process. Management has the primary responsibility for the financial statements and the financial reporting process including the system of internal controls.

In fulfilling our oversight responsibilities, we reviewed and discussed the financial statements with management. In addition, we discussed with the independent auditors matters deemed significant by the independent auditors, including those matters required to be discussed pursuant to Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended.  The audit committee met at the end of each quarter with management and the independent auditors where we reviewed and approved the quarterly and annual filings.

The independent auditors also provided us with the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees).  We discussed with the independent auditors matters relating to their independence and considered whether their provision of non-audit services is compatible with maintaining their independence.

Based on our review with management and the independent auditors of Full House Resorts, Inc.’s audited consolidated financial statements and the independent auditors’ report on such financial statements, and based on the discussions and written disclosures described above and our business judgment, we recommended that the audited consolidated financial statements be included in Full House Resorts, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2015 for filing with the SEC.

Kathleen Marshall
Craig W. Thomas
Bradley M. Tirpak

PROPOSAL THREE:
ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, which enacted Section 14A of the Securities Exchange Act of 1934, requires that our stockholders have the opportunity to cast a non-binding advisory vote regarding the approval of the compensation of our named executive officers as disclosed in this proxy statement in accordance with the SEC’s rules.

Our executive compensation is described above under the heading “Executive Compensation.”  Our executive compensation programs are designed to attract, motivate, and retain our executive officers, who are critical to our success.  Please read the section of this proxy statement titled “Executive Compensation” for additional details about our executive compensation programs, including information about the 2015 compensation of our named executive officers.

As described in Proposal 1 - Election of Directors, our compensation committee reviews and makes recommendations to the Board regarding all forms of compensation to be provided to our executive officers and directors. Management provides recommendations to the compensation committee on the amount and type of executive compensation as well as individual performance objectives for bonuses and incentive compensation, and the committee reviews these recommendations along with information previously provided by an executive employment consultant to formulate the committee’s recommendations to the Board. The compensation committee determines the fulfillment of the individual performance objectives and recommends individual bonus and incentive compensation amounts to the Board.

We are asking our stockholders to indicate their support for our named executive officer compensation as described in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation by voting for or against the following resolution (or by abstaining with respect to the resolution):

RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Summary Compensation Table, other executive compensation tables and related narrative disclosures is hereby APPROVED.

The say-on-pay vote is advisory, and therefore not binding on us, the compensation committee or our Board.  However, the compensation committee and our Board value the opinions expressed by stockholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for named executive officers.

The approval of this proposal requires the number of votes cast in favor of this proposal to exceed the number of votes cast in opposition to this proposal.

Our Board recommends that you vote “FOR” the resolution approving the compensation of our named executive officers as disclosed in the section titled “Executive Compensation” of this proxy statement.

GENERAL INFORMATION

Other Matters. Our Board does not intend to present any matter for action at the annual meeting other than the matters described in this proxy statement. If any other matters properly come before the annual meeting, it is intended that the holders of the proxies hereby solicited will act in respect to such matters in accordance with their best judgment.

Information Concerning Stockholder Proposals and Director Nominations. Any stockholder satisfying the SEC requirements and wishing to submit a proposal to be included in the proxy statement for the 2017 Annual Meeting of Stockholders should submit the proposal in writing to the Corporate Secretary, Full House Resorts, Inc., 4670 South Fort Apache Road, Suite 190, Las Vegas Nevada 89147. We must receive a proposal by December 6, 2016 in order to consider it for inclusion in the proxy statement for the 2017 Annual Meeting of Stockholders.

Stockholders who wish to present director nominations or any other business at the 2017 Annual Meeting of Stockholders are required to notify the Corporate Secretary of their intent no later than December 6, 2016. We retain discretion to vote proxies we receive with respect to proposals received after February 17, 2017.

By Order of the Board of Directors,

/s/ Bradley M. Tirpak
Bradley M. Tirpak
Chairman

Las Vegas, Nevada
April 5, 2016

FULL HOUSE RESORTS, INC.
ATTN: LEWIS FANGER
4670 SOUTH FORT APACHE ROAD, STE 190
LAS VEGAS, NV 89147

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:

For All	Withhold All	For All Except
☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

1. Election of Directors

Nominees

01 Kenneth R. Adams
02 Carl G. Braunlich
03 W.H. Baird Garrett
04 Ellis Landau
05 Daniel R. Lee
06 Kathleen Marshall
07 Craig W. Thomas
08 Bradley M. Tirpak

The Board of Directors recommends you vote FOR proposals 2 and 3.

		For	Against	Abstain
2	Ratification of Piercy Bowler Taylor & Kern as the independent registered public accounting firm of Full House Resorts for 2016.	☐	☐	☐
3	Advisory vote to approve named executive officer compensation.	☐	☐	☐

NOTE: OTHER MATTERS: Granting the proxies discretionary authority to vote upon any other unforeseen matters which are properly brought before the meeting as management may recommend.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

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Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Form 10-K is/are available at www.proxyvote.com

FULL HOUSE RESORTS, INC.
Annual Meeting of Shareholders
May 10, 2016 10:00 AM
This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) Daniel R. Lee and Bradley M. Tirpak, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of stock of FULL HOUSE RESORTS, INC. that the shareholder(s) is/are entitled to vote at the Annual Meeting of shareholders to be held at 10:00 AM, CT on May 10, 2016 at the Silver Slipper Casino & Hotel in Bay St. Louis, Mississippi, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side

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